Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 26, 2006	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. ANNOUNCES STOCK SPLIT

AND DECLARES REGULAR QUARTERLY DIVIDEND

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) Board of Directors today approved a three-for-two split of both classes of its common stock. The split will be effected in the form of a stock dividend by issuing one additional share of common stock for every two shares of common stock held. The additional shares of common stock will be distributed on June 15, 2006 to shareholders of record at the close of business on May 10, 2006. No fractional shares will be issued. Shareholders will be paid cash in lieu of any fractional shares.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend on both classes of common stock of $.06 per share on the shares outstanding prior to the stock split. The dividend will be payable on June 10, 2006 to shareholders of record at the close of business on May 10, 2006.

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Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.